                                                                    EXHIBIT 3.1



                          CERTIFICATE OF DESIGNATIONS
                                       OF
                         POWERS, PREFERENCES AND RIGHTS
                                       OF
                      SERIES A CONVERTIBLE PREFERRED STOCK
                                       OF
                            COX COMMUNICATIONS, INC.

                             ---------------------

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware

                             ---------------------

        COX COMMUNICATIONS, INC., a corporation organized and existing by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that the following resolution was duly adopted by action of the Executive Committee of the Board of Directors of the Corporation by a unanimous written consent dated September 29, 1998.

        RESOLVED, that pursuant to the authority expressly granted to and vested in the Executive Committee of the Board of Directors of the Corporation by the provisions of Section C of Article V of the Certificate of Incorporation of the Corporation, as amended from time to time (the "Certificate of Incorporation"), and Section 151(g) of the General Corporation Law of the State of Delaware, such Executive Committee of the Board of Directors hereby creates, from the authorized shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock"), of the Corporation authorized to be issued pursuant to the Certificate of Incorporation, a series of Preferred Stock, and hereby fixes the voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of such series as follows:

        The series of Preferred Stock hereby established shall consist of 2,418,186 shares, increased or decreased in accordance with Section 2 hereof, designated as "Series A Convertible Preferred Stock". The rights, preferences and limitations of such series shall be as follows:





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        1.     Definitions.  As used herein, the following terms shall have the indicated meanings:

               1.1 "Adjustment Events" shall mean stock splits (including reverse stock splits), stock dividends, recapitalizations, reclassifications and similar events which affect the number of outstanding shares of Class A Common Stock on a pro rata basis.

               1.2 "Advances" shall mean loans or advances to Merger Sub from the Corporation or any Affiliate of the Corporation, and all Advances shall bear interest which shall be payable by Merger Sub monthly at the Cost of Funds for the period for which interest is payable with respect to such Advances.

               1.3 "Affiliate" shall mean any Person directly or indirectly controlling, controlled by, or under common control with, the Person with respect to whom the term "Affiliate" is used.

               1.4 "Asset Sale" shall mean a sale, conveyance, transfer or any other disposition, including without limitation by exchange or merger, of all or substantially all of the assets of Merger Sub to any Person which is not an Affiliate of the Corporation.

               1.5 "Asset Sale Date" shall have the meaning set forth in
Section 6.3 hereof.

               1.6 "Average Closing Price" shall mean the sum of the Closing Prices per share of the Class A Common Stock for the last ten consecutive Trading Days immediately preceding the second Trading Day prior to the Conversion Date, divided by ten.

               1.7 "Board of Directors" shall mean the Board of Directors of the Corporation or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

               1.8 "Break Even" shall mean any four calendar quarter period in which cash generated by Merger Sub's operations exceeds the sum of the aggregate cash expenses of Merger Sub for such period, including (i) capital expenditures, (ii) general and administrative expenses, (iii) operating and programming expenses, (iv) service costs, (v) interest expense,

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whether or not capitalized, (vi) provision for taxes based on revenue received or accrued, and (vii) debt service obligations including dividend requirements with respect to the CCLV Preferred, but excluding principal payments on Indebtedness and the redemption of the CCLV Preferred.

               1.9 "Business Day" shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the City of Atlanta, Georgia are authorized or obligated by law or executive order to close.

               1.10 "CCLV Preferred" shall mean a series of preferred stock of Merger Sub authorized and designated to (i) be callable by Merger Sub at any time on or after the fifth anniversary of the Effective Time, (ii) pay cumulative monthly dividends equal to the Cost of Funds for the period for which dividends cumulate on such CCLV Preferred and (iii) have a liquidation preference over the common stock of Merger Sub equal to $1,000.00 per share.

               1.11 "Capital Stock" shall mean any and all shares of corporate stock, partnership interest, units or other interest in the equity of a Person (however designated and whether representing rights to vote, rights to participate in dividends or distributions upon liquidation or otherwise with respect to such Person, any division or subsidiary thereof, or any joint venture, partnership, corporation or other entity).

               1.12 "Certificate" shall mean the certificate of the (i) voting powers, designations and preferences, (ii) relative, participating, optional or other special rights, and (iii) qualifications, limitations or restrictions thereof, of the Series A Stock filed with respect to this resolution with the Secretary of State of the State of Delaware pursuant to Section 151 of the General Corporation Law of the State of Delaware.

               1.13 "Change of Control" shall mean a transaction in which any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the unconditional right to acquire, either immediately or within 30 days), directly or indirectly, of a percentage of the total combined voting power of the outstanding Voting Stock of the Corporation representing a greater

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percentage of the total combined voting power of the outstanding Voting Stock of the Corporation beneficially owned by the Permitted Holders in the aggregate following such transaction, and a "Change of Control" shall be deemed to have occurred on the date of the closing of such transaction.

               1.14 "Class A Common Stock" shall mean the class of Class A Common Stock, par value $1.00 per share, of the Corporation authorized at the Effective Time, or any other class of stock resulting from stock splits (including reverse stock splits), stock dividends, recapitalizations, reclassifications and similar events which affect the number of outstanding shares of Class A Common Stock on a pro rata basis, and in any such case including any shares thereof authorized after the Effective Time, together with any associated rights to purchase other securities of the Corporation which are at the time of a Conversion represented by the certificates representing such shares of Class A Common Stock.

               1.15 "Closing Price" shall mean the last reported sale price of the Class A Common Stock (regular way) as shown on the Composite Tape of the NYSE, or, in case no such sale takes place on such day, the average of the closing bid and asked prices on the NYSE, or, if the Class A Common Stock is not listed or admitted to trading on the NYSE, on the principal national securities exchange on which such stock is listed or admitted to trading, or, if it is not listed or admitted to trading on any national securities exchange, the last reported sale price of the Class A Common Stock, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, in either case as reported by NASDAQ.

               1.16 "Communication Business" shall mean any video or voice distribution business or any high speed Internet access or data transmission business, including, without limitation, (i) the distribution to subscribers of video programming by electronic means, including providing cable television services and distributing video programming by any alternative video distribution system, including by single and multi-channel multi-point distribution service, satellite master antenna distribution and video dial tone, (ii) the provision of local telephone service and (iii) the distribution of video programming by electronic means, including providing cable television services, to gaming establishments and resorts, hotels, motels and similar establishments; provided, however, that "Communication Business" shall not include: (i) the ownership, operation and management of newspapers, magazines, other periodical print publications and related businesses, including their growth,

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expansion and development; (ii) the ownership, operation and management of high speed data networks, which are primarily related to the distribution of any newspaper, magazine or other periodical print publication by electronic means, over the Internet by any high speed Internet access service provider; (iii) the ownership, operation and management of any radio or television broadcasting stations or operations; and (iv) the ownership, operation and management of radio, television or wireless communication towers or an enterprise that builds such towers or acquires or manages sites on which such towers are placed or located.

               1.17 "Contribution Date" shall mean the date of any Cox Contribution.

               1.18 "Conversion" shall mean the conversion of Series A Stock either (i) into Class A Common Stock in accordance with Section 5.2, Section
6.1 or Section 6.3, or (ii) into other consideration in accordance with Section 6.8.

               1.19 "Conversion Date" for purposes of Section 4.1, Section 5.2,
Section 6.1 and Section 6.3 shall mean the Contribution Date, the date on which the Conversion Notice is received by the Corporation, the Distribution Date and the date on which the definitive agreement(s) for an Asset Sale is executed by the Corporation, respectively.

               1.20 "Conversion Election" shall have the meaning set forth in
Section 5.2 hereof.

               1.21 "Conversion Notice" shall mean written notice of an election to convert shares of Series A Stock into shares of Class A Common Stock pursuant to Section 5 hereof which is signed by holders representing at least a majority of the shares of Series A Stock then outstanding.

               1.22 "Conversion Percentage" shall have the meaning set forth in
Section 7 hereof.

               1.23 "Conversion Value" shall have the meaning set forth in
Section 5.3 hereof.

               1.24 "Converting Shares" shall have the meanings set forth in
Section 5.2, Section 6.1 and Section 6.3 hereof, as applicable.


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               1.25 "Corporation" shall mean Cox Communications, Inc., a
Delaware corporation, and any of its successors by operation of law, including by merger or consolidation.

               1.26 "Cost of Funds" shall mean the weighted average interest rate charged to the Corporation during a particular period or at a particular time under the credit facilities and agreements set forth on Exhibit A hereto, including deferrals, renewals, extensions, restatements, replacements, restructurings, refinancings or refundings thereof or amendments, modifications or supplements thereto.

               1.27 "Cox Affiliate" shall mean each of Anne Cox Chambers, Barbara Cox Anthony, Margaretta Johnson Taylor, Katharine Rayner, James Cox Chambers, James C. Kennedy, Blair D. Parry-Okeden and any of their spouses, descendants (including adopted persons) and any trust for the primary benefit of any of the foregoing individuals (including, without limitation, the Anne Cox Chambers Atlanta Trust, the Barbara Cox Anthony Atlanta Trust and the Dayton Cox Trust), the estate of any of the foregoing individuals, or any corporation, partnership, limited liability company or any other entity more than 50 percent of the total combined voting power in which and at least one-third of the Capital Stock in which is owned by one or more of the foregoing Persons.

               1.28 "Cox Contribution" shall have the meaning set forth in
Section 4.1 hereof; provided, however, "Cox Contribution" shall not include any Advances or the purchase price paid to Merger Sub for shares of CCLV Preferred.

               1.29 "Distribution" and "Distribution Notice" shall have the meaning set forth in Section 6.1 hereof.

               1.30 "Distribution Date" shall mean the date of any Distribution.

               1.31 "Effective Time" shall mean 12:01 A.M. Eastern Standard Time, October 1, 1998.

               1.32 "Electing Holder" and "Election Notice" shall have the meanings set forth in Section 4.2 hereof.


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               1.33 "Exchange Act" shall mean the Securities and Exchange Act of 1934, as amended.

               1.34 "Fair Market Value of Merger Sub" for purposes of any Conversion, Cox Contribution or Distribution, as the case may be, shall mean the cash price at which a willing seller would sell and a willing buyer would buy all of the Capital Stock of Merger Sub as a going concern, both having full knowledge of all relevant facts, including, without limitation, the Liabilities of Merger Sub, and being under no compulsion to buy or sell, in an arm's length transaction without time constraints as determined in accordance with Section 8 as of the month ended immediately prior to the Conversion Date, the Contribution Date, or the Distribution Date, as the case may be.

               1.35 "First Offer Agreement" means the First Offer Agreement, dated as of October 1, 1998, by and between the Corporation, G.C. Investments and Barbara J. Greenspun, as Trustee of the Unified Credit Trust created under a Declaration of Trust dated December 6, 1988.

               1.36 "GAAP" shall mean generally accepted accounting principles as in effect from time to time.

               1.37 "Greenspun Affiliate" shall mean Brian L. Greenspun, Barbara Greenspun, Daniel Greenspun, Susan Fine, Janie Gale, Barbara J. Greenspun, as Trustee of the Unified Credit Trust created under a Declaration of Trust dated December 6, 1988, G.C. Investments, a Limited Liability Company, any of their spouses or descendants (including adopted persons) of any of the foregoing individuals, any trust for the primary benefit of any of the foregoing individuals, the estate of any of the foregoing individuals, or any corporation, partnership, limited liability company or any other entity more than 50 percent of the total combined voting power in which and at least one-third of the Capital Stock in which is owned by one or more of the foregoing Persons.

               1.38 "Indebtedness" shall mean money borrowed, indebtedness represented by notes payable and drafts accepted representing extensions of credit, all obligations evidenced by bonds, debentures, notes or other similar instruments and all indebtedness upon which interest charges are customarily paid.


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               1.39 "Junior Stock" shall mean the Class A Common Stock, the
Class C Common Stock, par value $1.00 per share, of the Corporation and the shares of any other class or series of Capital Stock of the Corporation which, by the terms of the Certificate of Incorporation or of the instrument by which the Board of Directors, acting pursuant to authority granted in the Certificate of Incorporation, shall fix the relative rights, preferences and limitations thereof, is designated as junior to the Series A Stock in respect of the right to participate in any distribution of assets other than by way of dividends.

               1.40 "Liabilities" shall mean (i) Indebtedness and all other liabilities (actual or contingent) of Merger Sub classified as such by GAAP,
(ii) the aggregate liquidation value of and the sum of any cumulated and accrued and unpaid dividends on all outstanding shares of CCLV Preferred, and
(iii) any other liability or obligation of Merger Sub that would affect the value of Merger Sub.

               1.41 "Liquidation Value" shall have the meaning set forth in
Section 11.1 hereof.

               1.42 "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of May 4, 1998, by and among the Corporation, Merger Sub, Prime South Diversified, Inc. ("PSD") and certain of the shareholders of PSD, as the same may be amended from time to time.

               1.43 "Merger Sub" shall mean Cox Communications Las Vegas, Inc., a Delaware corporation and the surviving corporation in the merger transaction contemplated in the Merger Agreement, and all of its consolidated subsidiaries, if any.

               1.44 "NASDAQ" shall mean the National Association of Securities Dealers Automated Quotation System.


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               1.45 "Non-Electing Holder" shall have the meaning set forth in
Section 4.2 hereof.

               1.46 "NYSE" shall mean the New York Stock Exchange, Inc.

               1.47 "Operating Assets" shall mean (i) licenses, permits and other authoriza tions issued by the Federal Communications Commission, the Federal Aviation Administration, or any other federal, state or local governmental authority and held in connection with the conduct of the business or operation of any cable television system, including, without limitation, initial authorizations, and amendments and renewals thereof, whether such authorizations are designated as franchises, permits, licenses, resolutions, contracts, certificates, agreements or otherwise, (ii) pole attachment and conduit agreements, retransmission consent agreements, leases, non-governmental licenses, employment agreements, subscriber agreements and other agreements, including any amendments and other modifications thereto, which relate to the business or operation of any cable television system, (iii) plant, machinery and equipment which relate to the business or operation of any cable television system, (iv) buildings and other improvements thereon used or held for use in connection with the business or operation of any cable television system, and
(v) interests in any real property, including fee estates, leaseholds and subleaseholds, purchase options, licenses, easements, rights to access, and rights of way; provided, however, that "Operating Assets" shall not include (i) cash, short-term deposits or other marketable securities, and (ii) any other assets not used or held for use in connection with the business or operation of the cable television systems or any other line of business owned or operated by Merger Sub.

               1.48 "Permitted Holders" shall mean any of (i) Cox Enterprises, Inc., (ii) any subsidiary or Affiliate of Cox Enterprises, Inc., (iii) any Cox Affiliate, and (iv) any Affiliate of any Person described in clauses (i)-(iii) of this definition.

               1.49 "Person" shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

               1.50 "Preemptive Consideration" and "Preemptive Right" shall have the meanings set forth in Section 4.1 hereof.

               1.51 "Preemptive Right Holder" shall mean any Person holding the investment power (as such term is defined in Rule 13d-3 under the Exchange Act) with respect to Series A Stock which is a Greenspun Affiliate.

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               1.52 "Qualified Appraiser" shall have the meaning set forth in
Section 8 hereof.

               1.53 "Redemption Price" shall have the meaning set forth in
Section 9.2 hereof.

               1.54 "Requisite Holders" shall have the meaning set forth in
Section 8 hereof.

               1.55 "Series A Stock" and "this Series" shall mean the series of Preferred Stock of the Corporation authorized and designated as the Series A Convertible Preferred Stock, including any shares thereof authorized and designated after the Effective Time.

               1.56 "Trading Day" shall mean, so long as the Class A Common Stock is listed or admitted to trading on the NYSE, a day on which the NYSE is open for the transaction of business, or, if the Class A Common Stock is not listed or admitted to trading on the NYSE, a day on which the principal national securities exchange on which the Class A Common Stock is listed is open for the transaction of business, or, if the Class A Common Stock is not so listed or admitted for trading on any national securities exchange, a day on which the National Market System of NASDAQ is open for the transaction of business.

               1.57 "Triggering Event" shall have the meaning set forth in
Section 5.1 hereof.

               1.58 "Voting Stock" shall mean, with respect to any Person, the Capital Stock of any class or kind having the power to vote for the election of directors, managers or other members of the governing body of such Person.

        2.     Series A Stock Issued and Outstanding.

               2.1 As of the Effective Time there shall be 2,418,186 shares of Series A Stock issued and outstanding.


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               2.2 Upon the occurrence of any Adjustment Event, the number of issued and outstanding shares of Series A Stock shall be increased or decreased on an equal per share basis with the increase or decrease in the number of shares of Class A Common Stock as a result of such Adjustment Event. Within 15 Business Days of an Adjustment Event, the Corporation shall give written notice to the holders of Series A Stock as to the effect of the Adjustment Event on the number of issued and outstanding shares of Series A Stock. The provisions of this Section 2.2 shall apply to any successive Adjustment Events.

        3. Dividends. Dividends on the Series A Stock shall accrue to the extent, but only to the extent, that dividends are declared by the Board of Directors on the Series A Stock. In the event such dividends are declared, dividends on Series A Stock shall be payable out of funds legally available therefor, and the amount payable to each holder of Series A Stock of record on any dividend payment date shall be rounded to the nearest cent.

        4.     Preemptive Rights.

               4.1 If at any time after the Effective Time the Corporation or any of its Affiliates proposes to make a capital contribution to Merger Sub through any direct or indirect transfer, in cash or other assets, regardless of whether additional shares of Merger Sub are issued as consideration therefor (a "Cox Contribution"), each Preemptive Right Holder shall have the right to purchase additional shares of Series A Stock (the "Preemptive Right") for an aggregate purchase price (the "Preemptive Consideration") equal to the product of (i) the Conversion Percentage in effect immediately prior to the Contribution Date, multiplied by (ii) the quotient of (x) the number of shares of Series A Stock held by such Preemptive Right Holder immediately prior to the Contribution Date divided by (y) the total number of shares of Series A Stock outstanding immediately prior to the Contribution Date, multiplied by (iii) the quotient of (x) the fair value of the Cox Contribution (net of any associated liabilities) divided by one (1) minus the product of (A) the Conversion Percentage in effect immediately prior to the Contribution Date, multiplied by
(B) the quotient of (x) the number of shares of Series A Stock held by all Preemptive Right Holders immediately prior to the Contribution Date divided by
(y) the total number of shares of Series A Stock outstanding immediately prior to the Contribution Date. The provisions of this Section 4.1 shall apply to any successive Cox Contributions, unless or until the Preemptive Right terminates in accordance with Section 4.3 hereof.

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               4.2 The Corporation shall send a notice of a proposed Cox
Contribution at least twenty Business Days prior to the Contribution Date to the Preemptive Right Holders, and the Preemptive Right Holders shall notify the Corporation within fifteen Business Days prior to such Contribution Date (an "Election Notice") of their intention to exercise their Preemptive Right (the "Electing Holders"). If any Preemptive Right Holder fails to timely deliver an Election Notice to the Corporation (the "Non-Electing Holders"), the Corporation shall notify all Electing Holders of such failure at least ten Business Days prior to the Contribution Date, and the Electing Holders shall have the right to exercise the Preemptive Right of the Non-Electing Holders on a pro rata basis or as otherwise agreed by such Electing Holders by notifying the Corporation at least five Business Days prior to the Contribution Date. The purchase price per share of Series A Stock paid in connection with the exercise of any Preemptive Right shall be $44.275. Electing Holders may pay all or a portion of the Preemptive Consideration through the payment to the Corporation of cash or by transferring to the Corporation Class A Common Stock valued at the Average Closing Price on the Contribution Date.

               4.3 Failure of a Preemptive Right Holder to timely deliver an Election Notice or failure of an Electing Holder to pay the full Preemptive Consideration of such Electing Holder in immediately available funds or by delivery of the certificate or certificates for shares of Class A Common Stock on the Contribution Date shall constitute a waiver of the Preemptive Right with respect to such Cox Contribution by such Preemptive Right Holder or Electing Holder. The Preemptive Right as set forth in this Section 4 shall automatically terminate as of such time that the Conversion Percentage, as adjusted in accordance with Section 7 hereof, attributable to the Series A Stock held by the Preemptive Right Holders is 0%.

               4.4 The fair value of any Cox Contribution consisting of cash shall be the amount of such cash. The fair value of any Cox Contribution consisting of tangible or intangible assets (net of any associated liabilities) shall be determined by the agreement of the Corporation and the Requisite Holders or by the Qualified Appraiser(s) in connection with a determination of Fair Market Value of Merger Sub pursuant to Section 8 in accordance with
Section 8, and such determination shall be final and conclusive on the Corporation and the holders of Series A Stock.


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        5.     Optional Conversion.

               5.1 Holders of Series A Stock shall have no Conversion rights prior to the earliest of (i) a Change of Control, (ii) the fifth anniversary of the Effective Time, or (iii) delivery of a Liquidation Notice (each a "Triggering Event").

               5.2 On or after the occurrence of a Triggering Event, the holders of a majority of the shares of Series A Stock then outstanding may elect (a "Conversion Election") to convert shares of Series A Stock ("Converting Shares") into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by dividing (i) the Conversion Value of such Converting Shares determined as of the Conversion Date by (ii) the Average Closing Price; provided, however, that in the event of a Conversion pursuant to this Section 5.2 during the period described in the first sentence of Section 6.3, the Conversion Value of the Converting Shares and the Average Closing Price shall be determined in accordance with Section 6.3. The holders of Series A Stock shall be entitled to a total of two Conversion Elections, and the Converting Shares to which the first Conversion Election applies shall be those shares of Series A Stock designated in the Conversion Notice held by the holders delivering the Conversion Notice and shall equal at least 25% of the shares of Series A Stock outstanding on the Conversion Date, and the Converting Shares to which the second Conversion Election applies shall comprise all, but not less than all, of the shares of Series A Stock outstanding on the Conversion Date. The second Conversion Election shall be binding upon all holders of the Series A Stock, whether or not such holders execute the Conversion Notice applicable thereto. In the event of dissolution, liquidation or winding up of the Corporation or the redemption of Series A Stock, the right to convert shall terminate at the close of business on the last full day preceding the date fixed for the payment of any amounts distributable on dissolution, liquidation or winding up or payable on redemption to the holders of Series A Stock.

               5.3 The Conversion Value of the Converting Shares covered by a Conversion Notice (or pursuant to a determination under Section 6.1 or pursuant to the application of the second sentence of Section 6.3) shall be the product of (i) the Fair Market Value of Merger Sub immediately prior to the Conversion Date, multiplied by (ii) the Conversion Percentage immediately prior to the Conversion Date, multiplied by the quotient of (x) the number of Converting Shares to be converted under such Conversion Notice (or pursuant to a determination under Section 6.1 or pursuant to the application of the second

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




sentence of Section 6.3) divided by (y) the total number of shares of Series A Stock outstanding immediately prior to such Conversion Date.

               5.4 Upon Conversion, each holder of Converting Shares shall be entitled to receive that number of shares of Class A Common Stock that bears the same ratio to the number of such holder's Converting Shares as the aggregate number of shares of Class A Common Stock into which all Converting Shares are convertible (as determined pursuant to Section 5.2) bears to the total number of Converting Shares. The Corporation shall not be required to, in connection with any Conversion of shares of this Series, issue a fraction of a share of Class A Common Stock, and the Corporation shall make a cash payment (rounded to the nearest cent) equal to such fraction multiplied by the Average Closing Price.

               5.5 (a) In the event of an election to convert pursuant to
Section 5.2 above, holders of Converting Shares shall surrender the certificate or certificates for such Converting Shares at the office of the transfer agent or agents therefor (or at such other place as the Corporation may designate by notice to the holders of shares of this Series) during regular business hours, duly endorsed to the Corporation or in blank, or accompanied by instruments of transfer to the Corporation or in blank, or in form satisfactory to the Corporation.

                      (b) If any such certificate or certificates shall have been lost, stolen or destroyed, the holder shall, in lieu of delivering such certificate or certificates, deliver to the transfer agent or agents therefor (or such other place as the Corporation may designate by notice to the holders of shares of this Series) an indemnification agreement and bond satisfactory to the Corporation (provided, however, that in the case of a Greenspun Affiliate no bond shall be required). The Corporation shall, as soon as practicable after all the following events shall have occurred (i) the receipt of the Conversion Notice, (ii) the deposit of certificates for the Converting Shares or delivery of the indemnification agreement and bond (if required), (iii) the determination of the Fair Market Value of Merger Sub and (iv) the application of Section 5.2 hereof, issue and deliver at such office to the holder for whose account such Converting Shares were surrendered, or to his nominee, certificates representing the number of shares of Class A Common Stock and the cash, if any, to which such holder is entitled upon such Conversion.


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




                      (c) Conversion shall be deemed to have been made as of the Conversion Date; and the Person(s) entitled to receive the Class A Common Stock issuable upon such Conversion shall be treated for all purposes as the record holder of such Class A Common Stock on such date; provided, however, that any Converting Shares of Series A Stock represented by certificates not surrendered or for which an indemnification agreement and bond have not been delivered shall not be entitled to any dividends or distributions payable on the Class A Common Stock after such Conversion Date, unless and until such certificates are surrendered or an indemnification agreement and bond (if required) have been delivered, at which time all such dividends and distributions shall be paid.

                      (d) On the Conversion Date, all rights with respect to the Converting Shares shall terminate, including, without limitation, the liquidation rights provided in Section 11 hereof, except for the right to receive shares of Class A Common Stock upon Conversion of such Converting Shares, and all certificates for Converting Shares shall be deemed to have been retired and canceled and the Converting Shares represented thereby converted into Class A Common Stock for all purposes, except as provided in Section 5.5(c), as of the Conversion Date.

        6.     Mandatory Conversion.

               6.1 If at any time after the Effective Time, Merger Sub makes a distribution of cash or other assets with respect to the Capital Stock of Merger Sub, including, without limitation, a dividend or redemption, but excluding any dividend or redemption with respect to the CCLV Preferred, regardless of whether shares of Merger Sub are purchased or canceled (each a "Distribution"), a number of shares of Series A Stock ("Converting Shares") shall be converted in accordance with this Section 6.1. The number of Converting Shares pursuant to this Section 6.1 shall equal the product of (i) the number of shares of Series A Stock then outstanding multiplied by (ii) the quotient of the fair value of the Distribution divided by the Fair Market Value of Merger Sub immediately prior to the Distribution Date. Upon such Distribution, the Converting Shares shall be automatically converted into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by dividing (i) the Conversion Value of such Converting Shares determined as of the Distribution Date by (ii) the Average Closing Price. No later than the fifth Business Day after the Distribution Date, the Corporation shall send a notice of the Distribution to holders of Series A Stock (the "Distribution Notice"). The number of shares of Series A Stock to be converted pursuant to this Section 6.1 shall be converted by the holders thereof on a pro rata basis or as otherwise agreed by such holders. Conversions pursuant to this Section 6.1 shall not affect the number of Conversion Elections set forth in Section 5.2 hereof.

               6.2 The fair value of any Distribution consisting of cash shall be the amount of such cash. The fair value of any Distribution consisting of tangible or intangible assets shall be determined by the agreement of the Corporation and the Requisite Holders or by the Qualified Appraiser(s) in connection with a determination of the Fair Market Value of Merger Sub pursuant to Section 8 in accordance with Section 8 and such determination shall be final and conclusive on the Corporation and the holders of Series A Stock.

               6.3 From the date of the execution of definitive agreements(s) relating to an Asset Sale until the closing of such Asset Sale (the "Asset Sale Date") or the termination of such definitive agreement(s), in the event of a Conversion pursuant to Section 5.2, the Converting Shares shall be converted into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by dividing (i) the Conversion Value in effect on the date of execution of such definitive agreements(s) by (ii) the Average Closing Price. Immediately upon an Asset Sale Date, all of the Series A Stock then outstanding (the "Converting Shares") shall be automatically converted into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by dividing (i) the Conversion Value in effect on the date of executing definitive agreement(s) with respect to the Asset Sale by (ii) the Average Closing Price. No later than the fifth Business Day after the execution of the definitive agreement(s) with respect to the Asset Sale, the Corporation shall send notice of such execution to holders of Series A Stock. No later than the fifth Business Day after the Asset Sale Date, the Corporation shall send a notice of the Asset Sale to holders of Series A Stock (the "Asset Sale Notice").


               6.4 Subsequent to receipt of the Asset Sale Notice or the Distribution Notice, as the case may be, holders of Converting Shares shall surrender the certificate or certificates for such Converting Shares at the office of the transfer agent or agents therefor (or at such other place as the Corporation may designate by notice to the holders of shares of this Series) during regular business hours, duly endorsed to the Corporation or in blank, or accompanied by instruments of transfer to the Corporation or in blank, or in form satisfactory to the Corporation. If any such certificate or certificates shall have been lost, stolen or destroyed, the holder shall, in lieu of delivering such certificate or certificates, deliver to the transfer agent or agents therefor (or such other place as the Corporation may designate) an indemnification agreement and bond satisfactory to the Corporation (provided, however, that in the case of a Greenspun Affiliate no bond shall be required). The Corporation shall, as soon as practicable after all of the following events shall have occurred (i) the date of the Asset Sale Notice or the Distribution Notice, as the case may be,
(ii) the deposit of certificates for the Converting Shares or delivery of the indemnification agreement and bond (if required), (iii) the determination of the Fair Market Value of Merger Sub and (iv) the application of Section 6.1 or
Section 6.3 hereof, issue and deliver at such office to the holder for whose account such Converting Shares were surrendered, or to his nominee, certificates representing the number of shares of Class A Common Stock and the cash, if any, to which such holder is entitled upon such Conversion.

               6.5 Upon Conversion, each holder of Series A Stock shall be entitled to receive that number of shares of Class A Common Stock that bears the same ratio to the number of such holder's Converting Shares, as the aggregate number of shares of Class A Common Stock into which all Converting Shares are convertible (as determined pursuant to Section 6.1 or Section 6.3, as the case may be) bears to the total number of Converting Shares applicable to such Asset Sale Date or Distribution Date, as the case may be. The Corporation shall not be required to, in connection with any Conversion of shares of this Series, issue a fraction of a share of Class A Common Stock, and the Corporation shall make a cash payment (rounded to the nearest cent) equal to such fraction multiplied by the Average Closing Price.

               6.6 Conversion shall be deemed to have been made as of the Asset Sale Date or the Distribution Date, as the case may be; and the Person(s) entitled to receive the Class A Common Stock issuable upon such Conversion shall be treated for all purposes as the record holder of such Class A Common Stock on such date; provided, however, that any Converting Shares represented by certificates not surrendered or for which an indemnification agreement and bond have not been delivered shall not be entitled to any dividends or distributions payable after such Asset Sale Date or Distribution Date, as the case may be, on the Class A Common Stock, unless and until such certificates are surrendered or an indemnification agreement and bond (if required) have been delivered, at which time all such dividends and distributions shall be paid.

               6.7 On the Asset Sale Date or the Distribution Date, as the case may be, all rights with respect to the Converting Shares shall terminate, including, without limitation, the liquidation rights provided in Section 11 hereof, except for the right to receive shares of Class A Common Stock upon Conversion of such Converting Shares, and all certificates for Converting Shares shall be deemed to have been retired and canceled and the Converting Shares represented thereby converted into Class A Common Stock for all purposes, except as provided in Section 6.6, as of the Asset Sale Date or the Distribution Date, as the case may be.

               6.8 In the event that on or after the Effective Time, (a) any consolidation or merger to which the Corporation is a party, except for a merger or consolidation in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification of, or change (other than a change in par value or from par value to no par value, or as a result of a subdivision or combination) in, outstanding shares of Class A Common Stock, (b) any sale or conveyance of all or substantially all of the property and assets of the Corporation or (c) any transaction in which holders of Class A Common Stock receive consideration in exchange for such shares of Class A Common Stock and which causes either the termination of the registration of the Class A Common Stock under the Exchange Act or the termination of the public trading of the Class A Common Stock, then lawful provision shall be made as part of the terms of such transaction whereby each share of Series A Stock shall upon the consummation of such transaction be converted into or be exchanged for the kind and amount of shares of stock or other securities, property and amount of cash receivable upon such consolidation, merger, sale, conveyance or transaction in an amount equal to the amount receivable with respect to the number of shares of Class A Common Stock issuable upon Conversion of such shares of Series A Stock as of the date of consummation of such transaction. For purposes of this Section 6.8, the term "Corporation" shall refer to the Corporation (as defined in Section 1.25) as constituted immediately prior to the merger, consolidation, sale, conveyance or transaction referred to in this Section 6.8.

        7.     Conversion Percentage.

               7.1 The Conversion Percentage shall be 20% at the Effective Time and shall thereafter be determined from time to time in accordance with this
Section 7.

               7.2 In the event of a Cox Contribution, the Conversion Percentage immediately after such Cox Contribution shall be equal to the quotient (expressed as a percentage) of (i) the sum of (A) the product of (i) the Fair Market Value of Merger Sub immediately prior to the Contribution Date and (ii) the Conversion Percentage immediately prior to the Contribution Date and (B) the Preemptive Consideration paid by Electing Holders, divided by (ii) the sum of (A) the Fair Market Value of Merger Sub immediately prior to such Contribution Date, (B) the fair value of the Cox Contribution determined in accordance with Section 4.4, and (C) the Preemptive Consideration.

               7.3 In the event that, pursuant to Section 5.2, shares of this Series A Stock are converted pursuant to a first Conversion Notice that does not apply to all of the outstanding shares of Series A Stock outstanding immediately prior to the Conversion Date applicable to such first Conversion Notice, the Conversion Percentage immediately after such Conversion Date shall be equal to the product of (i) the Conversion Percentage immediately prior to such Conversion Date, multiplied by (ii) the quotient of (a) the number of shares of Series A Stock outstanding immediately after such Conversion Date divided by (b) the number of shares of Series A Stock outstanding immediately prior to such Conversion Date.

               7.4 The Conversion Percentage shall not be adjusted as a result of a Distribution and Conversion pursuant to Section 6.1.

               7.5 Within 15 Business Days of any adjustment to the Conversion Percentage pursuant to this Section 7, the Corporation shall send a notice of the new Conversion Percentage to the holders of Series A Stock.

        8.     Fair Market Value of Merger Sub.


               8.1 This Section 8 shall be complied with to determine the Fair Market Value of Merger Sub for purposes hereof; provided, however, that in connection with an Asset Sale, the Fair Market Value of Merger Sub shall be the price at which such Asset Sale shall occur pursuant to the definitive agreement(s) for such Asset Sale plus the value of any assets retained by Merger Sub following such Asset Sale. The Corporation and the Requisite Holders shall negotiate in good faith to determine the Fair Market Value of Merger Sub. The term "Requisite Holders" shall mean (i) in the case of a Conversion in accordance with Section 5.2, holders of a majority of the Converting Shares,
(ii) in the case of a Cox
                                     - 19 -

Contribution in accordance with Section 4, Electing Holders holding a majority of the Series A Stock held by all Electing Holders (or, if there are no Electing Holders, the holders of a majority of the Series A Stock then outstanding), and (iii) in all other cases, holder(s) of a majority of the shares of Series A Stock then outstanding. If the Corporation and the Requisite Holders cannot agree upon the Fair Market Value of Merger Sub within 30 days after the Conversion Date, then either the Corporation or the Requisite Holders may elect to have the Fair Market Value of Merger Sub determined by an independent investment bank, accounting firm, appraisal firm or consulting firm which is experienced in the cable television industry and in the valuation of cable television and other media assets (a "Qualified Appraiser") in accordance with the provisions of this Section 8 by giving written notice (an "Appraisal Notice") to the other party (the "Non-Electing Party"). Within ten Business Days of receipt of the Appraisal Notice by the Non-Electing Party, the Corporation and the Requisite Holders will attempt to agree on one Qualified Appraiser. If the Corporation and the Requisite Holders cannot agree on one Qualified Appraiser within such ten Business Day period, one Qualified Appraiser shall be appointed by the Corporation and one Qualified Appraiser shall be appointed by the Requisite Holders on the date such ten Business Day period expires. The Qualified Appraiser or Qualified Appraisers, as the case may be, shall submit their final report of the Fair Market Value of Merger Sub within 30 days of appointment. If the higher of the two appraisals is less than or equal to 10% higher than the lower of the two, the final Fair Market Value of Merger Sub shall be the average of the Fair Market Values of Merger Sub set forth in each such appraisal. If the disparity between the Fair Market Value of Merger Sub determined by the higher of the two appraisals as compared to the lower of the two is greater than 10%, the Qualified Appraisers shall select a third Qualified Appraiser. If they cannot agree upon a third Qualified Appraiser within five Business Days of the later submitted appraisal of the Fair Market Value of Merger Sub, then the third Qualified Appraiser shall be selected by the Atlanta, Georgia office of the American Arbitration Association, and such third Qualified Appraiser shall make its determination of the Fair Market Value of Merger Sub within 30 days of appointment. The Fair Market Value of Merger Sub shall be the average of the two Fair Market Values set forth in such appraisals that are closest among the three appraisals; provided that if each of the highest and lowest Fair Market Value of Merger Sub set forth in such appraisals is equidistant from the middle Fair Market Value of Merger Sub set forth in such appraisals, the Fair Market Value of Merger Sub shall be such middle Fair Market Value of Merger Sub. The Asset Sale price, the Fair Market Value of Merger Sub agreed upon by the Corporation and the Requisite Holders, or the valuation decision of such

Qualified Appraiser(s) as determined in accordance with this Section 8(a) shall be final and conclusive on the Corporation and all holders of Series A Stock. The cost of the appraisal process shall be borne by the Corporation.

               8.2 In determining the Fair Market Value of Merger Sub, the following principles shall apply: (a) the valuation of any cable television system will be based on a going concern basis, in conformity with standard appraisal techniques, applying market factors then relevant; and (b) the valuation shall consider all factors which reasonably might affect such valuation, including, without limitation, if and as appropriate, industry developments, and federal and local legislation or regulation including any proposals therefor.

        9. Redemption at Option of the Corporation.

               9.1 The Corporation may at any time, at its sole option, redeem, out of funds legally available therefor, all, but not less than all, of the shares of outstanding Series A Stock on and after the earlier of (i) the thirtieth anniversary date of the Effective Time or (ii) at any time after Greenspun Affiliates hold the investment power (as such term is defined in Rule 13d-3 under the Exchange Act) with respect to less than 50% of the then issued and outstanding shares of Series A Stock.

               9.2 The redemption price shall be paid by the Corporation in cash and shall be in an amount for each share in this Series equal to such share's Liquidation Value plus any declared but unpaid dividends on the Series A Stock to the date fixed for the redemption (the "Redemption Price").

               9.3 The Corporation shall provide each holder of Series A Stock with a written notice of redemption (addressed to the holder at its address as it appears on the stock transfer books of the Corporation), not earlier than 60 nor later than 20 days before the date fixed for redemption. The notice of redemption shall specify (i) the Series to be redeemed; (ii) the date fixed for redemption; (iii) the Redemption Price; and (iv) the place the holders of Series A Stock may obtain payment of the Redemption Price upon surrender of their certificates. If funds are available on the date fixed for redemption, then whether or not shares are surrendered for payment of the Redemption Price, the shares shall no longer be outstanding and the holders thereof shall cease to be shareholders of the Corporation with respect to the shares redeemed on and after the date fixed for redemption and shall be entitled to receive the Redemption Price without interest upon the surrender of the share certificate.

        10. Voting. The shares of this Series shall have no voting rights except as required by law or as set forth below.

               10.1 Each share of this Series shall be entitled to vote together with holders of the shares of Class A Common Stock (and any other class or series which may similarly be entitled to vote with the shares of Class A Common Stock) as a single class upon all matters upon which holders of Class A Common Stock are entitled to vote. In any such vote, the holders of this Series shall be entitled to one vote per share of Series A Stock.

               10.2 So long as any shares of this Series remain outstanding, unless a greater percentage shall then be required by law, the Corporation shall not, without the affirmative vote at a meeting or the written consent with or without a meeting of the holders of shares of this Series representing more than 50% of the aggregate voting power of shares of this Series then outstanding, amend, alter or repeal any of the provisions of this Certificate or the Certificate of Incorporation, so as in any such case to adversely affect the voting powers, designations, preferences and other special rights, and qualifications, limitations or restrictions of the shares of this Series.

               10.3 Except as provided in Section 10.2, the holders of Series A Stock shall have no right to vote separately as a class.

        11.    Liquidation Rights.

               11.1 The Corporation shall provide not less than 30 days advance notice of any dissolution, liquidation or winding up of the Corporation to each holder of Series A Stock (a "Liquidation Notice"). Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of this Series shall be entitled to receive out of the assets of the Corporation available for distribution to shareholders, in preference to the holders of, and before any payment or distribution shall be made on, Junior Stock, the amount of $44.275 per share (the "Liquidation Value") plus an amount equal to all declared and unpaid dividends on the Series A Stock, if any, to the date of final distribution. The Liquidation Value shall be subject to adjustment from time to time to appropriately give effect to any Adjustment Events.

               11.2 Neither the sale, exchange or other conveyance (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation nor the merger or consolidation of the Corporation into or with any other corporation, or the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 11.

               11.3 After the payment to the holders of the shares of this Series of full preferential amounts provided for in this Section 11, the holders of this Series shall have no right or claim to any of the remaining assets of the Corporation.

        12. Covenants of the Company.

               12.1 Any acquisition of, or merger, consolidation or other business combination with, a Communication Business in the Las Vegas ADI by or with the Corporation or any Affiliate of the Corporation shall be effected through or with Merger Sub.


               12.2 Any transaction (other than Cox Contributions and Distributions) between Merger Sub and the Corporation or any Affiliate of the Corporation shall be fair from a financial point of view and on terms no less favorable than those available from independent third parties. The financial fairness of any transaction (other than Advances, the issuance of the CCLV Preferred, the payment of dividends on the CCLV Preferred, the redemption of the CCLV Preferred, Cox Contributions, and Distributions) in excess of $1.5 million shall be determined by the Board of Directors in good faith and such determination shall be set forth in a resolution of the Board, and the financial fairness of any transaction (other than Advances, the issuance of the CCLV Preferred, the payment of dividends on the CCLV Preferred, the redemption of the CCLV Preferred, Cox Contributions, and Distributions) in excess of $10 million shall be determined by a Qualified Appraiser selected by the Corporation.

               12.3 The Indebtedness of Merger Sub as of the Effective Time shall equal the sum of Sections 2.2(a)(1)(t), (u), (v), (w) and (x) of the Merger Agreement. From the Effective Time and until Break Even, the Corporation shall fund all cash requirements of Merger Sub through Advances, and Merger Sub shall not incur Indebtedness other than Advances. At Break Even, this covenant shall immediately terminate and thereafter shall have no further force or effect.

               12.4 The Corporation shall allocate corporate overhead expenses to Merger Sub in a manner consistent with the manner in which it allocates corporate overhead expense to its other subsidiaries.

               12.5 The Corporation shall reserve and keep available, free from preemptive rights, out of its authorized but unissued stock, for the purpose of effecting the Conversion of the shares of this Series, such number of its duly authorized shares of Class A Common Stock (or, if applicable, any other shares of Capital Stock of the Corporation) as shall from time to time be sufficient to effect the Conversion of all outstanding shares of this Series into such Class A Common Stock (or such other shares of Capital Stock) at any time (assuming that, at the time of the computation of such number of shares, all such Class A Common Stock (or such other shares of Capital Stock) would be held by a single holder); provided, however, that nothing contained herein shall preclude the Corporation from satisfying its obligations in respect of the Conversion of the shares by delivery of purchased shares of Class A Common Stock (or such other shares of Capital Stock) that are held in the treasury of the Corporation. All shares of Class A Common Stock (or such other shares of Capital Stock of the Corporation) which shall be deliverable upon Conversion of the shares of this Series shall be duly and validly issued, fully paid and nonassessable. Any shares of Class A Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation.

               12.6 If any shares of Class A Common Stock which would be issuable upon Conversion of shares of this Series hereunder require registration with or approval of any governmental authority before such shares may be issued upon Conversion, the Corporation will in good faith and as expeditiously as possible cause such shares to be duly registered or approved, as the case may be. The Corporation will use commercially reasonable efforts to list the shares of Class A Common Stock required to be delivered upon Conversion of shares of this Series prior to such delivery upon the principal national securities exchange upon which the outstanding Class A Common Stock is listed at the time of such delivery.

               12.7 The Corporation shall pay any and all issue or other taxes that may be payable in respect of any issue or delivery of shares of Class A Common Stock on Conversion (or pursuant to redemption or exchange) of shares of this Series pursuant hereto. The Corporation shall not, however, be required to pay any tax which is payable in respect of any transfer involved in the issue or delivery of Class A Common Stock or such other shares of Capital Stock in a name other than that in which the shares of this Series so converted were registered, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Corporation the amount of such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

               12.8 The Corporation shall not cause Merger Sub to dissolve, liquidate or wind up, or transfer any Operating Assets to any Person controlled by or under common control with the Corporation.

               12.9 The Corporation or its Affiliates shall not sell, and shall not permit Merger Sub to sell, less than all of the Capital Stock in Merger Sub to any Person other than the Corporation or any Affiliates of the Corporation.

        13.    Other Provisions.

               13.1 All notices from the Corporation to the holders shall be given by one of the methods specified in Section 13.2. With respect to any notice to a holder of shares of this Series required to be provided hereunder, neither failure to give such notice, nor any defect therein or in the transmission thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other holders or affect the legality or validity of any distribution, right, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any such action. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice.

               13.2 All notices and other communications hereunder shall be in writing and shall be deemed given (i) on the first Business Day following the date received, if delivered personally, (ii) on the Business Day following timely deposit with an overnight courier service, if sent by overnight courier specifying next day delivery and (iii) on the first Business Day that is at least five days following deposit in the mails, if sent by first class mail to
(x) a holder at its last address as it appears on the transfer records or registry for the Series A Stock and (y) the Corporation at the following address (or at such other address as the Corporation shall specify in a notice pursuant to this Section 13.2): Cox Communications, Inc., 1400 Lake Hearn Drive, Atlanta, Georgia 30319, Attention: Secretary.

               13.3 Any shares of this Series which have been converted, redeemed, exchanged or otherwise acquired by the Corporation shall, after such Conversion, redemption, exchange or acquisition, as the case may be, be retired and promptly canceled, and the Corporation shall take all appropriate action to cause such shares to obtain the status of authorized but unissued shares of Preferred Stock, without designation as to series, until such shares are once more designated as part of a particular series by the Board of Directors. The Corporation may cause a certificate setting forth a resolution adopted by the Board of Directors that none of the authorized shares of this Series are outstanding to be filed with the Secretary of State of the State of Delaware. When such certificate becomes effective, all references to Series A Stock shall be eliminated from the Certificate of Incorporation and the shares of Preferred Stock designated hereby as Series A Stock shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as part of any new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors.

               13.4 The shares of this Series shall be issuable in whole shares or, if authorized by the Board of Directors (or any authorized committee thereof), in any fraction of a whole share so authorized or any integral multiple of such fraction.

               13.5 The Corporation shall be entitled to recognize the exclusive right of a Person registered on its records as the holder of shares of this Series, and such record holder shall be deemed the holder of such shares for all purposes.

        IN WITNESS WHEREOF, Cox Communications, Inc. has caused this Certificate to be signed and attested this 30th day of September, 1998.

                                            COX COMMUNICATIONS, INC.




                                            By:    /s/ James O. Robbins
                                                   ----------------------------
                                                   Name: James O. Robbins
                                                   Title: President



Attest: /s/ Andrew A. Merdek
        --------------------
        Name: Andrew A. Merdek
        Title: Secretary

                                                                       Exhibit A


                            Cox Communications, Inc.
                          Outstanding Debt Facilities



Commercial Paper Program

Up to $1,500,000,000, with maturities up to 270 days with interest based on market rates.



Bank Facilities

$1,200,000,000 Revolving Credit Facility maturing October 8, 2001 with interest based on LIBOR plus a spread, as defined.

$800,000,000 Credit Facility maturing September 29, 1999, with interest based on LIBOR plus a spread, as defined.



Medium Term Notes

$21,898,000, 8.7% Medium Term Notes Due June 15, 1999

$6,246,000, 8.55% Medium Term Notes Due June 1, 2000

$8,367,000, 8.875% Medium Term Notes Due March 1, 2001

$33,000,000, 6.940% Medium Term Notes Due October 1, 2001

$27,000,000, 7.170% Medium Term Notes Due October 1, 2003

$100,000,000, 6.90% Medium Term Notes Due September 20, 2004

$5,000,000, 7.190% Medium Term Notes Due August 9, 2006

$60,000,000, 7.030% Medium Term Notes Due November 6, 2006

$1,785,000, 7.125% Medium Term Notes Due March 1, 2013

$100,000,000, 6.850% Medium Term Notes Due January 15, 2118

$1,250,000, 7.375% Medium Term Notes Due July 1, 2023

$100,000,000, 6.950% Medium Term Notes Due January 15, 2028

Public Debt

$425,000,000, 6.375% Notes Due June 15, 2000

$200,000,000, 6.500% Notes Due November 15, 2002

$250,000,000, 6.164% Notes Due August 1, 2003

$375,000,000, 6.875% Notes Due June 15, 2005

$200,000,000, 6.423% Notes Due August 1, 2008

$100,000,000, 7.250% Debentures Due November 15, 2015

$150,000,000, 7.625% Debentures Due June 15, 2025

$200,000,000, 6.831% Debentures Due August 1, 2028


Other Debt

$150,000,000, 4.82% Floating Rate Reset Pass-Thru Asset Trust Securities ("PATS") Due June 15, 2009.

Intercompany Borrowings due to Cox Enterprises, Inc. at an interest rate equal to CEI's commercial paper borrowing rate plus a spread of 50 basis points.



Note: In addition to interest, other costs of debt include commitment, issuance, administrative, rating agency and trustee costs.